MID-YEAR REPORT 2001



                                 TRI-CONTINENTAL
                                   CORPORATION


                         AN INVESTMENT YOU CAN LIVE WITH


TRI-CONTINENTAL CORPORATION

PROXY RESULTS

     Tri-Continental Corporation Stockholders voted on the following proposals at the Annual Meeting of Stockholders on May 17, 2001, in Baltimore, Maryland. The description of each proposal and the voting results are stated below. Each nominee for Director was elected and the selection of Deloitte & Touche LLP as auditors for 2001 was ratified.

                                        For           Withheld
                                     ---------       ---------
Election of Directors:
  Alice S. Ilchman                  98,502,853       2,971,455
  Frank A. McPherson                98,634,179       2,840,129
  Leroy C. Richie                   98,298,465       3,175,843
  Brian T. Zino                     98,667,093       2,807,215



                                        For           Against          Abstain
                                    -----------       -------         ---------
Ratification of Deloitte &
  Touche LLP as auditors            100,196,702       757,443         1,235,845